Exhibit 99.1

Mallinckrodt plc Reports First Quarter 2018 Results

-- Net sales of $572.6 million driven by strong hospital products performance --

-- GAAP1 diluted loss per share from continuing operations of $0.50, adjusted diluted earnings per share of $1.31 --

-- Closed Sucampo acquisition; completed move of Specialty Generics Disposal Group to discontinued operations --

-- Full year free cash flow generation expected to be approximately $500 million --

STAINES-UPON-THAMES, United Kingdom - May 8, 2018 - Mallinckrodt plc (NYSE: MNK), a leading global specialty pharmaceutical company, today reported results for the three months ended Mar. 30, 2018. Unless otherwise noted, the quarter comparisons are to the prior year comparable three months ended Mar. 31, 2017. As communicated in our fourth quarter earnings announcement, the Specialty Generics Disposal Group has been moved to discontinued operations and the prior period financials have been recast to reflect this movement.

Net sales were $572.6 million in the first quarter as compared to $560.0 million in the comparable period, up 2.3%, or 1.7% on a constant-currency basis.

GAAP gross profit was $276.8 million with gross profit as a percentage of net sales of 48.3%, compared with 53.6%, due to product mix shift. Adjusted gross profit was $468.5 million, compared with $470.6 million. Adjusted gross profit as a percentage of net sales was 81.8% versus 84.0%.

”We’ve made progress in the first quarter against our 2018 strategic initiatives,” said Mark Trudeau, President and Chief Executive Officer, Mallinckrodt, “working to maximize the contribution of our in-line portfolio and the first quarter results displayed solid growth in our hospital business. We’ve continued to focus payer conversations to identify appropriate patients for Acthar based on emerging data, driving new patient referrals and solid demand at the prescriber level with emerging data driving new patient referrals, and we continue to believe it will achieve in excess of $1 billion in net sales for the year. We look forward to the presentation of supporting data related to Acthar and the anticipated VTS-270 data readout in the next few months. We continue to execute on a disciplined capital allocation strategy primarily focused on reducing debt and streamlining the organization with a focus on reducing SG&A.”

GAAP selling, general and administrative (SG&A) expenses were $192.4 million or 33.6% of net sales, as compared to $217.6 million, or 38.9%, resulting primarily from the benefits of restructuring activities throughout 2017. Adjusted SG&A expenses were $189.2 million or 33.0% of net sales, compared with $216.1 million or 38.6%.

Research and development expenses were $64.1 million or 11.2% of net sales, as compared to $45.0 million or 8.0%, resulting from increased pipeline investment and inline portfolio data generation.

Income tax benefit was $43.4 million, for an effective tax rate of 50.2%. The adjusted effective tax rate was 10.0%.

GAAP diluted loss per share results from continuing operations was $0.50 compared with a loss per share from continuing operations of $0.43. Adjusted diluted earnings per share were $1.31 versus $1.04.

1 Generally accepted accounting principles in the United States

2 The as-reported and constant currency growth percentages are identical for H.P. Acthar Gel and OFIRMEV.

SPECIALTY BRANDS SEGMENT RESULTS
Net sales for the segment were $572.6 million.

•	H.P. Acthar Gel (repository corticotropin injection) net sales were $243.8 million, a 10.3%[2] decrease over $271.8 million, resulting from the residual impact of patient withdrawal issues.

•
INOMAX® (nitric oxide) gas, for inhalation, net sales were $139.8 million, up 8.9%, or 8.8% on a constant-currency basis, over $128.4 million, due to strong utilization and favorable contractual renewals.

•	OFIRMEV® (acetaminophen) injection net sales were $82.0 million compared with $73.4 million, an increase of 11.7%[2], benefiting from commercial execution and strong demand.

•
Therakos® immunology platform net sales were $57.4 million compared with $51.2 million, an increase of 12.1%, or 7.7% on a constant-currency basis, resulting from strong commercial execution, particularly in Europe.

•	AMITIZA® (lubiprostone) net sales were $23.0 million for the first quarter, a partial quarter since the acquisition closed in mid-February.

•	BioVectra, the company’s contract manufacturing business in Canada, generated net sales of $10.5 million.

•	Other net sales were $16.1 million, impacted by the sale of the Intrathecal business in the first quarter of 2017.

LIQUIDITY
Mallinckrodt’s cash provided by operating activities was $17.8 million with free cash flow of negative $16.5 million, impacted in part by the payment of opening balance sheet liabilities following the close of the Sucampo acquisition. The company expects to generate approximately $500 million in free cash flow in 2018.

During the quarter, debt activities resulted in a net increase of $79.0 million, primarily a result of the new term loan utilized for the Sucampo transaction. In addition to items previously disclosed in the Form 10-K, Mallinckrodt reduced debt by $33.0 million and recognized a $6.5 million one-time gain, which is reflected as a non-GAAP adjustment. Subsequent to the quarter, the company repaid with cash on hand the maturing $300.0 million April 2018 notes.

The company also repurchased 2.9 million shares in the quarter for $45.2 million.

Mallinckrodt remains focused primarily on reducing debt throughout the remainder of 2018. The debt balance has decreased by approximately $215 million since Dec. 29, 2017. As of today, the company cash balance was in excess of $250 million, with no significant maturities of debt coming due until 2020.

CONFERENCE CALL AND WEBCAST
Mallinckrodt will hold a conference call on Tuesday, May 8, 2018, beginning at 8:30 a.m. U.S. Eastern Time. This call can be accessed in three ways:

•	At the Mallinckrodt website: http://www.mallinckrodt.com/investors.

•
By telephone: For both listen-only participants and those who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is (877) 359-9508. For participants outside the U.S., the dial-in number is (224) 357-2393. Callers will need to provide the Conference ID of 2886785.

Through an audio replay: A replay of the call will be available beginning at 11:30 a.m. Eastern Time on Tuesday, May 8, 2018, and ending at 11:59 p.m. Eastern Time on Tuesday, May 22, 2018. Dial-in numbers for U.S.-based participants are (855) 859-2056 or (800) 585-8367. Participants outside the U.S. should use the replay dial-in number of (404) 537-3406. All callers will be required to provide the Conference ID of 2886785.

ABOUT MALLINCKRODT
Mallinckrodt is a global business that develops, manufactures, markets and distributes specialty pharmaceutical products and therapies. Areas of focus include autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology, pulmonology and ophthalmology; immunotherapy and neonatal respiratory critical care therapies; analgesics and gastrointestinal products. To learn more about Mallinckrodt, visit www.mallinckrodt.com.

Mallinckrodt uses its website as a channel of distribution of important company information, such as press releases, investor presentations and other financial information. It also uses its website to expedite public access to time-critical information regarding the company in advance of or in lieu of distributing a press release or a filing with the U.S. Securities and Exchange Commission (SEC) disclosing the same information. Therefore, investors should look to the Investor Relations page of the website for important and time-critical information. Visitors to the website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations page of the website.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including adjusted net income, adjusted diluted earnings per share, adjusted gross profit, adjusted SG&A, net sales growth on a constant-currency basis, adjusted effective tax rate, and free cash flow, which are considered "non-GAAP" financial measures under applicable SEC rules and regulations.

Adjusted net income, adjusted gross profit and adjusted SG&A represent amounts prepared in accordance with accounting principles generally accepted in the U.S. (GAAP) and adjusted for certain items that management believes are not reflective of the operational performance of the business. The adjustments for these items are on a pre-tax basis for adjusted gross profit and adjusted SG&A and on an after-tax basis for adjusted net income. Adjustments to GAAP amounts include, as applicable to each measure, restructuring and related charges, net; amortization and impairment charges; discontinued operations; acquisition-related expenses; changes in fair value of contingent consideration obligations; inventory step-up expenses; significant legal and environmental charges; pension settlement charges; deferred tax benefits recognized upon reductions to intercompany installment notes created by internal sales of acquired intangible assets offset by deferred tax expense associated with the impact of the 2017 legal entity reorganization; and other items identified by the company. Adjusted diluted earnings per share represent adjusted net income divided by the number of diluted shares.

The adjusted effective tax rate is calculated as the income tax effects on continuing and discontinued operations plus the income tax impact included in Mallinckrodt’s reconciliation of net income, divided by income from continuing and discontinued operations plus the pre-tax, non-income, tax-related adjustments included in its reconciliation of adjusted net income (excluding dilutive share impact). The income tax impact item included in its reconciliation of adjusted net income primarily represents the tax impact of adjustments between net income and adjusted net income as well as deferred tax benefits recognized upon reductions to intercompany installment notes created by internal sales of acquired intangible assets offset by deferred tax expense associated with the impact of the 2017 legal entity reorganization

Net sales growth on a constant-currency basis measures the change in net sales between current- and prior-year periods using a constant currency, the exchange rate in effect during the applicable prior-year period.

Free cash flow for the first quarter represents net cash provided by operating activities of $17.8 million less capital expenditures of $34.3 million, each as prepared in accordance with GAAP.

The company has provided these adjusted financial measures because they are used by management, along with financial measures in accordance with GAAP, to evaluate the company's operating performance. In addition, the company believes that they will be used by certain investors to measure Mallinckrodt's operating results. Management believes that presenting these adjusted measures provides useful information about the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.
These adjusted measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. The company's definition of these adjusted measures may differ from similarly titled measures used by others.

Because adjusted financial measures exclude the effect of items that will increase or decrease the company's reported results of operations, management strongly encourages investors to review the company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of certain of these historical adjusted financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

Further information regarding non-GAAP financial measures can be found on the Investor Relations page of the company’s website.

CAUTIONARY STATEMENTS RELATED TO FORWARD-LOOKING STATEMENTS
Statements in this document that are not strictly historical, including statements regarding future financial condition and operating results, economic, business, competitive and/or regulatory factors affecting Mallinckrodt's businesses and any other statements regarding events or developments the company believes or anticipates will or may occur in the future, may be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties.

There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Mallinckrodt operates; the commercial success of Mallinckrodt's products; Mallinckrodt's ability to realize anticipated growth, synergies and cost savings from acquisitions; conditions that could necessitate an evaluation of Mallinckrodt's goodwill and/or intangible assets for possible impairment; changes in laws and regulations;

Mallinckrodt's ability to successfully integrate acquisitions of operations, technology, products and businesses generally and to realize anticipated growth, synergies and cost savings; Mallinckrodt's and Mallinckrodt’s licensers’ ability to successfully develop or commercialize new products; Mallinckrodt's and Mallinckrodt’s licensers’ ability to protect intellectual property rights; Mallinckrodt's ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; customer concentration; Mallinckrodt's reliance on certain individual products that are material to its financial performance; cost containment efforts of customers, purchasing groups, third-party payers and governmental organizations; the reimbursement practices of a small number of public or private insurers; pricing pressure on certain of Mallinckrodt’s products due to legal changes or changes in insurers’ reimbursement practices resulting from recent increased public scrutiny of healthcare and pharmaceutical costs; limited clinical trial data for H.P. Acthar Gel; complex reporting and payment obligations under healthcare rebate programs; Mallinckrodt's ability to navigate price fluctuations; future changes to U.S. and foreign tax laws; Mallinckrodt's ability to achieve expected benefits from restructuring activities; complex manufacturing processes; competition; product liability losses and other litigation liability; ongoing governmental investigations; material health, safety and environmental liabilities; retention of key personnel; conducting business internationally; the effectiveness of information technology infrastructure; and cybersecurity and data leakage risks.

These and other factors are identified and described in more detail in the "Risk Factors" section of Mallinckrodt's Annual Report on Form 10-K for the fiscal year ended December 29, 2017. The forward-looking statements made herein speak only as of the date hereof and Mallinckrodt does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

CONTACTS

Investor Relations
Daniel J. Speciale, CPA
Investor Relations and Strategy Officer
314-654-3638
daniel.speciale@mnk.com

Media
Rhonda Sciarra
Senior Communications Manager
908-238-6765
rhonda.sciarra@mnk.com

Meredith Fischer
Chief Public Affairs Officer
314-654-3318
meredith.fischer@mnk.com

MALLINCKRODT PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions, except per share data)

	Three Months Ended
	March 30, 2018	Percent of Net sales	March 31, 2017	Percent of Net sales
Net sales	$572.6	100.0%	$560.0	100.0%
Cost of sales	295.8	51.7	259.9	46.4
Gross profit	276.8	48.3	300.1	53.6
Selling, general and administrative expenses	192.4	33.6	217.6	38.9
Research and development expenses	64.1	11.2	45.0	8.0
Restructuring charges, net	23.1	4.0	10.3	1.8
Gains on divestiture and license	—	—	(59.1)	(10.6)
Operating (loss) income	(2.8)	(0.5)	86.3	15.4
Interest expense	(91.4)	(16.0)	(94.2)	(16.8)
Interest income	3.2	0.6	0.9	0.2
Other income (expense), net	4.6	0.8	(79.9)	(14.3)
Loss from continuing operations before income taxes	(86.4)	(15.1)	(86.9)	(15.5)
Income tax benefit	(43.4)	(7.6)	(42.0)	(7.5)
Loss from continuing operations	(43.0)	(7.5)	(44.9)	(8.0)
Income from discontinued operations, net of income taxes	25.0	4.4	444.1	79.3
Net (loss) income	$(18.0)	(3.1)%	$399.2	71.3%

Basic earnings per share:
Loss from continuing operations	$(0.50)		$(0.43)
Income from discontinued operations	0.29		4.30
Net (loss) income	(0.21)		3.86
Diluted earnings per share:
Loss from continuing operations	$(0.50)		$(0.43)
Income from discontinued operations	0.29		4.29
Net (loss) income	(0.21)		3.85
Weighted-average number of shares outstanding:
Basic	86.1		103.3
Diluted	86.1		103.6

MALLINCKRODT PLC
NON-GAAP MEASURES
(unaudited, in millions except per share data)

	Three Months Ended
	March 30, 2018				March 31, 2017
	Gross profit	SG&A	Net (loss) income	Diluted net (loss) income per share	Gross profit	SG&A	Net income	Diluted net income per share
GAAP	$276.8	$192.4	$(18.0)	$(0.21)	$300.1	$217.6	$399.2	$3.85
Adjustments:
Intangible asset amortization	174.7	(1.6)	176.3	2.05	167.5	(2.3)	169.8	1.64
Restructuring and related charges, net (1)	—	—	23.1	0.27	—	(1.0)	11.3	0.11
Inventory step-up expense	17.0	—	17.0	0.20	3.0	—	3.0	0.03
Income from discontinued operations	—	—	(25.0)	(0.29)	—	—	(444.1)	(4.29)
Change in contingent consideration fair value	—	1.6	(1.6)	(0.02)	—	1.8	(1.8)	(0.02)
Acquisition related expenses	—	(3.2)	3.2	0.04	—	—	—	—
Debt refinancing	—	—	—	—	—	—	10.0	0.10
Pension settlement charge	—	—	—	—	—	—	69.2	0.67
Intrathecal divestiture					—	—	(59.1)	(0.57)
Gain on repurchase of debt	—	—	(6.5)	(0.08)	—	—	—	—
Income taxes (2)	—	—	(55.9)	(0.65)	—	—	(49.6)	(0.48)
As adjusted	$468.5	$189.2	$112.6	$1.31	$470.6	$216.1	$107.9	$1.04

Percent of net sales	81.8%	33.0%	19.7%		84.0%	38.6%	19.3%

(1)	Includes pre-tax accelerated depreciation.

(2)	Includes tax effects of above adjustments, as well as certain installment sale transactions and other intercompany transactions.

MALLINCKRODT PLC
SELECT PRODUCT LINE NET SALES AND CONSTANT-CURRENCY GROWTH
(unaudited, in millions)

	Three Months Ended
	March 30, 2018	March 31, 2017	Percent change	Currency impact	Constant-currency growth
Specialty Brands
H.P. Acthar Gel	$243.8	$271.8	(10.3)%	—%	(10.3)%
Inomax	139.8	128.4	8.9	0.1	8.8
Ofirmev	82.0	73.4	11.7	—	11.7
Therakos	57.4	51.2	12.1	4.4	7.7
Amitiza	23.0	—	—	—	—
BioVectra	10.5	9.9	6.1	5.7	0.4
Other	16.1	25.3	(36.4)	2.3	(38.7)
Specialty Brands Total	$572.6	$560.0	2.3%	0.6%	1.7%

MALLINCKRODT PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	March 30, 2018	December 29, 2017
Assets
Current Assets:
Cash and cash equivalents	$511.9	$1,260.9
Accounts receivable, net	321.5	275.4
Inventories	213.4	128.7
Prepaid expenses and other current assets	114.9	74.7
Notes receivable	—	154.0
Current assets held for sale	1,143.0	391.5
Total current assets	2,304.7	2,285.2
Property, plant and equipment, net	426.7	413.2
Goodwill	3,674.0	3,482.7
Intangible assets, net	8,953.8	8,261.0
Long term assets held for sale	—	742.7
Other assets	157.3	156.2
Total Assets	$15,516.5	$15,341.0

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$322.1	$313.7
Accounts payable	96.9	77.3
Accrued payroll and payroll-related costs	50.1	78.4
Accrued interest	81.5	57.0
Income taxes payable	20.2	15.5
Accrued and other current liabilities	368.0	368.5
Current liabilities held for sale	159.7	140.0
Total current liabilities	1,098.5	1,050.4
Long-term debt	6,491.5	6,420.9
Pension and postretirement benefits	66.8	67.1
Environmental liabilities	61.9	62.8
Deferred income taxes	871.3	749.1
Other income tax liabilities	125.3	94.1
Long term liabilities held for sale	—	22.6
Other liabilities	339.9	352.0
Total Liabilities	9,055.2	8,819.0
Shareholders' Equity:
Preferred shares	—	—
Ordinary shares	18.5	18.4
Ordinary shares held in treasury at cost	(1,610.5)	(1,564.7)
Additional paid-in capital	5,497.2	5,492.6
Retained earnings	2,572.9	2,588.6
Accumulated other comprehensive income	(16.8)	(12.9)
Total Shareholders' Equity	6,461.3	6,522.0
Total Liabilities and Shareholders' Equity	$15,516.5	$15,341.0

MALLINCKRODT PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended
	March 30, 2018	March 31, 2017
Cash Flows From Operating Activities:
Net (loss) income	$(18.0)	$399.2
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	198.6	204.0
Share-based compensation	4.6	16.4
Deferred income taxes	(47.8)	(73.6)
Gain on divestitures	—	(427.2)
Other non-cash items	0.5	17.8
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(22.4)	(57.4)
Inventories	(7.8)	(13.5)
Accounts payable	19.1	(6.6)
Income taxes	(2.9)	(60.6)
Other	(106.1)	(95.9)
Net cash from operating activities	17.8	(97.4)
Cash Flows From Investing Activities:
Capital expenditures	(34.3)	(52.6)
Acquisitions, net of cash acquired	(699.9)	—
Proceeds from divestitures, net of cash	298.3	576.9
Other	8.3	(10.8)
Net cash from investing activities	(427.6)	513.5
Cash Flows From Financing Activities:
Issuance of external debt	626.8	25.0
Repayment of external debt and capital leases	(902.2)	(233.9)
Debt financing costs	(12.0)	(13.0)
Proceeds from exercise of share options	—	2.2
Repurchase of shares	(46.6)	(279.6)
Other	(4.8)	1.0
Net cash from financing activities	(338.8)	(498.3)
Effect of currency rate changes on cash	(0.3)	—
Net change in cash, cash equivalents and restricted cash	(748.9)	(82.2)
Cash, cash equivalents and restricted cash at beginning of period	1,279.1	361.1
Cash, cash equivalents and restricted cash at end of period	$530.2	$278.9

Cash and cash equivalents at end of period	$511.9	$259.8
Restricted cash included in other assets at end of period	18.3	19.1
Cash, cash equivalents and restricted cash at end of period	$530.2	$278.9